                                                               Exhibit 12.2

                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                      Twelve Months Ended June 30, 1998
                                (in thousands)



Net income from continuing operations               $147,927

Income taxes                                          68,787

Fixed charges                                        113,726
                                                    --------

     Total                                          $330,440
                                                    ========

Interest expense                                    $104,509
Interest component of rentals                          9,217
                                                    --------

     Subtotal                                        113,726
                                                    --------

Preferred stock dividend requirements                 17,845
                                                    --------

     Total                                          $131,571
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.51
                                                        ====